Right Management Consultants, Inc. announces 3-for-2 stock split


FOR IMMEDIATE RELEASE - February 12, 2001

Philadelphia, Pa., February 12, 2001--Right Management Consultants, Inc. (Nasdaq: RMCI), a global consulting firm specializing in organizational consulting and career transition services, today announced that its Board of Directors has authorized a 3-for-2 common stock split, to be effected on April 6, 2001 through a 50% stock dividend, for shareholders of record as of March 16, 2001.

For every two shares of Right Management Consultants common stock held as of March 16, one new share of common stock will be distributed by StockTrans, Inc., the registrar and transfer agent for the company. Cash paid in lieu of fractional shares will be based on the average of the high and low bids on March 16, 2001, as adjusted for the split.

As a result of the split, the number of common shares outstanding will increase from approximately 6.3 million to approximately 9.4 million.

Richard J. Pinola, chairman and chief executive officer, said: "We believe the additional shares that will be issued will increase the liquidity and trading volume in our common stock. In addition, this action underscores to the financial community management's belief in the strength of our stock--and of our business."

Right Management Consultants, Inc.'s two operating divisions offer services to corporations of all sizes through the company's global network of more than 200 service locations and the Internet. Its consulting division develops and offers a wide range of organizational services, including talent management, leadership development and organizational performance consulting services. Its career transition division is a worldwide leader in customized career transition solutions.


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CONTACTS:
Charles Mallon, Executive Vice President     Mark Perlgut
Right Management Consultants, Inc.           Publicis Dialog, New York
215-640-7141                                 212-684-6300 x309